Exhibit 10.2

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT is made and entered into as of this 1st day of November, 2010, by and between Wells VAF – 330 Commerce Street, LLC, a Delaware limited liability company (hereinafter called “Owner”); and Wells Real Estate Services, LLC, a Georgia limited liability company (hereinafter called “Manager”).

W I T N E S S E T H:

WHEREAS, Owner is the owner of that certain real property located in Nashville, Tennessee being more particularly described as follows: 330 Commerce Street, Nashville, TN 37201.

(hereinafter called the “Property”); and

WHEREAS, Owner is the owner of the office building (hereinafter called the “Building”) that is located on the Property and that is more commonly known as 330 Commerce Street; and

WHEREAS, Owner desires to employ Manager to manage the operation of the Building, all in accordance with the terms hereof, and Manager desires to perform such services for Owner in consideration of the compensation set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be, and being, legally bound, do hereby agree as follows:

Section 1. Engagement of Manager.

Owner hereby engages Manager under the terms and conditions of this Agreement as the site manager of the Building. Manager hereby accepts such engagement and does hereby agree to perform its duties hereunder.

Section 2. Term.

The engagement of Manager hereunder shall commence on the date hereof and shall continue for twelve (12) consecutive months, unless sooner terminated as provided in Sections 8 and 9 below. This Agreement shall be automatically extended for successive one (1) year terms unless, at least thirty (30) days prior to the expiration of the initial or any subsequent extended term, Owner or Manager shall by written notice to the other elect to terminate this Agreement as of the expiration of such initial or subsequent extended term hereof.

Section 3. Duties of Manager; Costs and Expenses.

3.1. Duties of Manager. From and after the date hereof, Manager shall perform, for and on behalf of Owner, the following duties described in this Section 3:

(a)

Governmental Approvals. Obtain all governmental approvals and permits necessary for the operation of the Building and recommend to Owner such actions or steps as are necessary to cause the Building to comply with any and all applicable laws, regulations, ordinances, orders and directives of federal, state or local governmental authorities;

(b)

Independent Contracts. Solicit and submit for Owner approval contracts for the provision of all goods and services necessary for the proper management, maintenance, repair and operation of the Building;

(c)	Purchasing. Order all necessary supplies and equipment required for the proper operation, maintenance and repair of the Building and the construction of tenant improvements therein;

(d)

Repairs and Maintenance. Make or cause to be made all repairs to the common area of the Building subject to Section 4.2 hereof or as otherwise as approved by Owner; and otherwise manage, maintain and operate the Building common area in good and proper condition, consistent with the standards of management, maintenance and operation of comparable office buildings in the surrounding metropolitan area;

(e)	Legal. With the prior written consent of the Owner, employ attorneys to handle any legal matters involving the Building;

(f)

Services. Attend to requests and complaints of tenants in an expedient manner and furnish to tenants and the other occupants of the Building such services as are customarily furnished in connection with the rental of space in an office building such as the Building or as are required to be furnished by the “landlord” or “lessor” under any tenant lease;

(g)

Building Inspections. Conduct complete inspections of the Building and the surrounding common areas and all of their mechanical facilities as is reasonably necessary to determine that the same are in good order and repair, but no less frequently than once per calendar month during the term of this Agreement. A quarterly checklist will be used to conduct a thorough, top to bottom inspection;

(h)

Property Plans. Assist owner in the preparation of a long-term (5 to 10 years) positioning plan for the property identifying (1) how the property will be managed and leased, (2) market conditions, (3) demographics, (4) annual planned maintenance schedule, (5) capital expenditures, etc. within three (3) months after execution of this Agreement. Annually this plan will be updated and submitted no later than October 1st along with recommendations for the operating budget. It is understood that if Manager does not receive a contract to provide leasing services for the building, the items related to leasing in the positioning plan will not be required;

(i)

Other Actions. Take such other action and perform such other functions as Manager or Owner deems advisable or necessary for the efficient and economic management, operation and maintenance of the Building;

(j)

Other Payments. Approve and submit to Owner for payment such other expenses and costs as Owner deems advisable or necessary for the efficient and economic management, operation and maintenance of the Building. Recurring invoices may be sent directly to Owner without the Manager’s approval;

(k)

Compliance with Mortgages. At the written direction and expense of Owner, perform all covenants and obligations required to be performed under the provisions of all mortgages, deeds of trust, deeds to secure debt or other like instrument (to the extent that the performance of such covenants and obligations are within the control of Manager); and

(l)

Collection of Rent. Collect all rents in accordance with the terms and conditions of all leases and other agreements for the use and occupancy of the Property (including, without limitation, assisting Owner in connection with escalation billings resulting from tenant participation in increases in expenses, taxes, common area maintenance charges and management fees) and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use and occupancy of the Property or any portion thereof. Manager shall collect and identify any income due to Owner from miscellaneous services provided to tenants or the public, including, but not limited to, parking income, tenant storage and coin operated machines of all types (i.e., vending machines, pay telephones, etc.). All monies so collected shall be deposited in the Operating Account (as hereinafter defined). Manager may not, without prior written approval of Owner, terminate any lease, lock out a tenant, institute suit for rent or for use and occupancy or institute proceedings for recovery of possession. In connection with any collection efforts, only legal counsel or collection firms designated by Owner shall be retained. Manager shall not write-off any income items without the prior approval of Owner. Manager shall use its commercially reasonable efforts to comply with the terms and conditions of all leases.

(m)

Accounting Services. Manager shall keep and maintain, or shall cause to be kept and maintained on a Calendar Year (as previously defined) proper and accurate books, records and accounts reflecting all of the financial affairs of the property transacted by Manager. Owner shall have the right from time-to-time during normal business hours and upon reasonable notice to examine such books and accounts at the office of the Manager’s accounting department and to make such copies or extracts thereof as requested at the Owner’s expense.

Manager’s accounting records and reports will be provided in manager’s standard report format. Manager shall prepare and submit the following reports and statements, which reports shall (i) be on an accrual basis and, (ii) be prepared on a standard accounting platform supported by Owner.

On a monthly basis, the Manager will furnish a report summarizing the financial operations of the Property (“Financial Report”). This report will be due to the owner on the 21st of the month and will include operations for the previous month ended on the 15th. The Financial Report will include the following:

(a) Balance Sheet

(b) Actual vs. Budget Operating Statement

(c) Accounts Receivable Aging Report

(d) Rent Roll

(e) Cash Receipts Detail

(f) Cash Disbursement Detail

(g) Security Deposit Ledger

(h) Current Month General Ledger

(i) Prior Month Bank Reconciliation

If Owner requests Manager to perform accounting services in addition to the standard services provided by the Manager, there shall be an additional charge. The cost shall be mutually agreed upon in writing prior to the delivery of these additional services.

3.2. Costs and Expenses. Except as otherwise expressly set forth in this Agreement and subject in all respects to the limitations in Section 4.2 hereof, all costs and expenses paid or incurred by Manager in connection with the management and operation of the Building, as described in Section 3.1 hereof, shall be paid or reimbursed by Owner; provided however, that Owner shall not be required to pay any cost or expense that is not specifically approved by Owner in writing or is not consistent with a budget respecting the operation of the Building that has been approved by the Owner. Further:

(a)

In no event shall Owner be obligated to pay or reimburse any of Manager’s general overhead costs or expenses, including, without limitation, the costs and expenses incurred by Manager in the operation of its general offices;

(b)

Except as provided for on Exhibit A of this Agreement, in no event shall Owner be obligated to pay or reimburse any wages, salaries, commissions, benefits, insurance, taxes or other amounts payable on account of any personnel employed by Manager for the management of the Building, or any other costs or expenses of any kind or nature whatsoever pertaining to the management of the Buildings, all of which shall be paid and borne by Manager; and

(c)	In no event shall Owner be obligated to pay or reimburse any costs or expenses incurred by Manager other than in accordance with the terms and provisions of this Agreement.

Section 4. Authority of Manager.

4.1. General Authority. Subject to the provisions of Section 4.2 hereof, Manager shall have, and is hereby granted, authority and discretion to act for, and in the name, place and stead of, Owner with respect to the day-to-day management and operation of the Building and the performance of the duties to be performed by Manager under this Agreement.

4.2. Expenditure Limitation. Notwithstanding any other provision of this Agreement, Manager shall not, without the prior written authorization of Owner, expend any sums or incur any obligation for the expenditure of sums with respect to any items of expense other than for expense items estimated in the annual budget for the Building pursuant to Section 5 hereof, except for (a) tenant improvements and real estate commissions required under a lease executed by Owner, (b) expenses and costs relating to instances of maintenance or repair of the Building that do not exceed $1,000.00, or (c) emergency situations posing a danger to person or property.

Section 5. Budgets.

5.1. Budget. On or before September 1st of each calendar year during the term hereof, Manager shall assist Owner in the preparation of an annual operating budget for the Building, setting forth forecasts of gross income, operating expenses, capital costs and other expenditures and net income for the Building for such calendar year. In the event that Owner has not established such a budget prior to the commencement of a calendar year, then Manager shall be authorized to operate the Building on the basis of the budget for the previous calendar year until Owner has established a budget for such calendar year.

5.2. Quarterly Reforecasting. Budgets shall be reforecast quarterly and are due on the date provided by the Owner on a quarterly basis.

5.3. No Duty of Manager to Provide Funds. Under no circumstances shall Manager have any duty or obligation to advance funds for the account of Owner.

Section 6. Accounting and Financial Matters

6.1. Intentionally Deleted

6.2. Charts of Accounts. The format of all financial reports, documents and other statements prepared by Manager pursuant to this Agreement shall utilize the same format utilized by Owner, as Owner’s standard reporting package, as the same may be changed by Owner from time to time.

6.3. Financial Statements. Not later than the 20th day of each month (or earlier, as stated in the Owner’s Accounting Policies set forth on Exhibit B which may change from time to time), Manager shall cause to be delivered to Owner at least two copies of the Owner’s standard reporting package and the specific financial and property information and reports set forth on Exhibit B. (The transmittal and specific financial statements and/ or schedules required by Owner are subject to change from time to time and may vary based on specific portfolio requirements.) All such reports shall be in a form prescribed by the Owner. In addition, Manager shall prepare any forms required by Owner to facilitate the input of financial information into Owner’s accounting system.

All source books of account and other source records concerning the Property’s operations shall be the property of the Owner. These statements shall show the results of the operations of the Property using the accounting basis dictated by the Accounting Policies (generally GAAP) for the current period and the Fiscal Year to date. Such statements shall present, on a comparative basis, actual to budget (and/or forecast or other projections), a month-to-date, year-to-date basis and in some instances a quarter-to-date analysis. Variance explanations will be required for variances exceeding the materiality thresholds stated in the appropriate Accounting Policies. Additionally, variance explanations may be required for certain key ratios and/or data relationship checks. Such statements shall also contain a detailed month-to-date and Fiscal Year-to-date description of all receipts and other collectible charges for each tenant or debtor, plus a schedule of all outstanding receivables.

6.4. Fixed Asset Accounting. For Properties in portfolios requiring maintenance of fixed asset accounting detail and related depreciation (as specified in Accounting Policies), Manager will be required to maintain and submit to Owner on a monthly basis, a detailed schedule of all fixed asset additions and the related depreciation/amortization and accumulated depreciation/amortization utilizing the useful lives and various depreciation methods required by the Owner and specified within the Accounting Policies. All such schedules shall agree to the amounts posted within the general ledger. Manager shall not be responsible for any errors in data made prior to Manager’s involvement with the data.

6.5. Collection of Funds. Manager shall use good faith efforts, which are consistent with the operating standard set forth in Section 3.1 (l) hereof to collect the rents and all other income from Leases of the Property as and when the same shall become due and payable.

6.6. Periodic Meetings. After receipt by Owner of the financial statements referred to in Section 6.3, Owner, Manager and other personnel engaged or involved in the management and operation of the Property shall meet, as required by Owner, to discuss the results of operations for the preceding month and to consider deviations from the Annual Budget.

6.7. Owner’s Right to Conduct Audit. Owner shall have the right to conduct an audit of the Property’s operations by using its own internal auditors or by employing independent auditors. Costs associated with conducting such audits of the Property’s operations by internal or independent auditors shall be borne by Owner. Should Owner’s employees or agents discover either weaknesses in internal control or errors in record keeping, these shall be communicated to the Manager in writing. Manager shall correct such discrepancies either upon discovery or within a reasonable period of time after notification by Owner. Manager shall inform Owner in writing of the action taken and to be taken to correct such audit discrepancies. The books of accounts and all other records relating to or reflecting the operations of the Property shall at all times be the property of Owner and shall be available to Owner and its auditors at all reasonable times for examination, audit, inspection, transcription and reproduction with reasonable notice to Manager.

6.8. Other Reports and Statements. Manager will furnish to Owner, at Manager’s expense, as promptly as practicable, such other reports, statements and other information with respect to the operations of the Property as Owner may reasonably request from time to time, including the reports and submittals described on Exhibit B.

6.9. Financial Accounting. Following the expiration or earlier termination of this Agreement, by virtue of the termination of this Agreement by Owner for cause or otherwise, Manager shall nonetheless be responsible for preparing a final accounting within sixty (60) days of said expiration or earlier termination. Such final accounting shall set forth all current income, all current expenses and all other expenses contracted for on Owner’s behalf but not yet incurred in connection with the Property. The final accounting shall also include all other items reasonably requested by Owner.

6.10. Certification. All financial statements other than those certified by the Owner’s certified public accounting firm shall be certified by an officer of Manager as true and correct in all respects and fairly presenting the financial results of the operation of the Property.

Section 7. Bank Accounts

7.1. Opening Bank Accounts. Manager will be provided with documentation that outlines the Owner approved bank account structures and the related bank account products and services that support those bank account structures. Requests for alternative bank account structures and/or bank account products and services must be documented and approved by Owner. Unless directed otherwise by Owner, Manager is not permitted to open additional or ancillary property bank accounts, or attach additional bank products or services to those accounts, via direct contact with the banking institution.

In order to open new property bank accounts Manager shall complete the Bank Accounts Request Form provided by Owner and e-mail such form to Owner. The Owner is responsible for all correspondence with the Bank regarding the opening of an account. Bank Documentation (e.g. signature cards, etc.) will then be forwarded to Manager for completion. Once completed this documentation should be forwarded to the Owner for review and approval.

7.2. Maintaining Bank Accounts. Unless directed otherwise by Owner, Manager is not permitted to make changes to existing property bank accounts, or attach related products or services to those bank accounts, via direct contact with a banking institution. All items relating to bank account maintenance are to be coordinated through Owner. Bank account maintenance requests that require coordination and approval from Owner include any changes to bank account signatories, bank products or services attached to the respective bank accounts, and bank account statement cut-off dates. These types of requests should be handled via e-mail submission to Owner of the Maintaining Property Accounts Request Form.

Manager is permitted to directly contact the banking institution regarding routine bank account maintenance items and/or questions. Those maintenance items that do not require coordination and approval from Owner include transaction inquiry requests, item research, questions pertaining to the bank account statement, re-issuance of bank statements, bank account statement mailing address changes or updates, bank account and related products and services questions or additional information, stop-payment requests, and other requests pertaining to bank account operations (i.e., ordering check stock).

7.3. Closing Bank Accounts. Unless directed otherwise by Owner, Manager is not permitted to close property bank accounts via direct contact with a banking institution. All items relating to bank account closings are to be coordinated through Owner. Manager is required to process cash activity in accordance with the termination agreement, wind-down agreement, or purchase and sale agreement. Manager is responsible for final bank account reconciliation at the time of close out or transfer of the account.

7.4. Bank Account Statements & Reconciliation. Bank account statements will be delivered (via U.S. Mail) unless requested otherwise by Manager in order to meet Owner deadlines – to a mailing address stipulated by Manager – directly from the banking institution to the property and/or Manager accounting offices. Manager should reconcile all bank accounts in a timely manner and include such reconciliation(s) with the monthly reporting package by the package due date.

Any issues relating to timely receipt of the monthly bank account statement (based on the established bank account statement cut-off date) should be directed towards the banking institution. Recurring problems relating to the timely receipt of statements should be brought to the attention of Owner.

Bank account statement reconciliations are to be documented each month on standard bank account reconciliation templates (provided by Owner) for each bank account in use by Manager and forwarded to Owner with the monthly reporting package.

Unless Owner specifically requires otherwise, bank account service charges/fees will be set up to be billed (by the banking institution) directly to Owner. These charges/fees are not to be debited directly from the property bank account as a payment to the banking institution and thus should not appear (except as bank errors) on the monthly bank account reconciliation unless the account is directly controlled by the Owner. Manager should immediately notify Owner of any debits relating to service charges/fees that appear on the monthly bank account statements.

Outstanding checks (over 6 months old) should be researched and resolved in accordance with Owner’s escheatment policy.

Manager shall provide explanations for any large, unusual or recurring reconciling items along with an indication as to when they will be resolved.

Bank reconciliations must be reviewed, approved, and initialed by at least one accounting supervisor independent from the individual preparing the bank reconciliation

7.5. Accounts Payable. All property related invoices are to be paid by Manager from the Operating Account. Additionally, Manager will be held responsible for all Property 1099 reporting to the IRS. 1099’s must be filed under Manager name and Manager taxpayer identification number (TIN), listing Manager as the “payer”. Owner will request that an annual declaration indicating compliance with 1099 reporting be signed by the Manager and returned to Owner with the February Reporting Package. Penalties for missed filings are not to be charged to the property, but are payable by Manager.

7.6. Cash Management. All funds collected by or paid to Manager from the operation of the Property should be promptly deposited into an interest bearing operating account (the “Operating Account”) as set up by Owner, according to the provisions of Section 7.1 of this Agreement. All checks drawn to the order of Owner should be endorsed by Manager for deposit only and deposited in the Operating Account. Unless directed by Owner otherwise, funds from various properties, even within the same portfolio, should not be commingled. Any interest or other income earned on the assets of the Operating Account shall be re-deposited in the Operating Account, and shall for federal and state income tax purposes be deemed to be income of the Owner. To the extent funds are available in the Operating Account, Manager shall pay the operating expenses of the Property (including, without limitation, sums due Manager under this Agreement if sufficient amounts remain in the Operating Account after paying all other expenses) and any other payments relative to the Property as required by the terms of this Agreement. Manager may not under any circumstances write a check on the Operating Account payable to or in favor of Manager or any Affiliate of Manager other than (i) to reimburse itself for expenditures made on behalf of Owner and approved by Owner, and (ii) to pay itself the Management Fee payable hereunder, provided that any such expenditure, reimbursement or Management Fee shall be reflected in the monthly operating statement provided to Owner with respect to the month in which such expenditure or reimbursement is paid, and all proper approvals for payment have been received from Owner, or in the case of the Management Fee, in such operating statement for the month with respect to which such Management Fee is paid. Manager shall have no liability to Owner for any amounts in the Operating Account which are lost or not covered by insurance if the depository institution at which the Operating Account is maintained fails or is otherwise placed in the control of a governmental or quasi governmental authority and the assets of the Operating Account are thereby forfeited in whole or in part, provided such depository institution was selected in accordance with this Section 7.1 or was otherwise previously approved by Owner in writing.

Excess cash is to be distributed in accordance with Accounting Policies provided to Manager by Owner. Unless the property bank account structure utilizes an automated cash concentration to the Owner (e.g., Zero Balance Account structure), Manager shall submit cash in conjunction with the Service Provider Cash Remittance Form provided by the Owner.

Amounts held in reserve should be forecasted for significant expenditures (e.g. real estate tax payments) in accordance with Accounting Policies and must be held in interest bearing vehicles until the funds are disbursed.

If a property has petty cash, it is the Manager’s responsibility to ensure that petty cash is reconciled to general ledger and replenished on a monthly basis.

Manager shall not be obligated to make any advance to or for the account of the Owner, or to pay any sum, except out of funds held or provided as set forth in this Agreement, nor shall Manager be obliged to incur any liability or obligation for the account of Owner without assurance that the necessary funds for the discharge thereof will be provided.

Section 8. Default and Remedies.

8.1. Default by Manager. Manager shall be in default under this Agreement if Manager defaults with respect to any of its duties and obligations under this Agreement and fails to cure or remedy such default within ten (10) days after receipt of written notice from Owner with respect to such default.

8.2. Remedies of Owner. Upon the occurrence of a default by Manager under this Agreement, Owner may pursue any one or more of the following remedies, separately or concurrently or in any combination, without further notice or demand whatsoever:

(a)

Owner may terminate this Agreement by giving Manager written notice of such termination, in which event this Agreement shall be terminated at the time designated by Owner in its notice of termination to Manager; and

(b)

With or without terminating this Agreement, Owner may bring an action against Manager to recover from Manager all damages suffered, incurred or sustained by Owner as a result of, by reason of or in connection with such default.

8.3. Default by Owner. Owner shall be in default under this Agreement if Owner defaults with respect to any of its duties and obligations hereunder and fails to cure or remedy such default within ten (10) days after receipt of written notice from Manager with respect to such default.

8.4. Remedies of Manager. Upon the occurrence of a default by Owner under this Agreement, Manager may pursue any one or more of the following remedies, separately or concurrently or in a combination, without further notice or demand whatsoever:

(a)

Manager may terminate this Agreement by giving Owner written notice of such termination, in which event this Agreement shall be terminated at the time designated by Manager in its notice of termination to Owner; and

(b)

With or without terminating this Agreement, Manager may bring an action against Owner to recover from Owner all damages suffered, incurred or sustained by Manager as a result of, by reason of or in connection with such default.

8.5. Other Remedies. In the event of the occurrence of a default hereunder, the prevailing party (Manager or Owner, as the case may be) shall, in addition to its other rights and remedies hereunder, have the right to recover from the party in default all reasonable costs and expenses incurred by the prevailing party in enforcing its rights and remedies hereunder, including reasonable attorney's fees actually incurred by Manager or Owner, as the case may be. The termination of this Agreement by either Manager or Owner by reason of default by the other party shall not relieve either party of any of its obligations theretofore accrued under this Agreement prior to the effective date of such termination. The rights and remedies of Owner and Manager specified herein shall be cumulative of and in addition to, and not restrictive of or in lieu of, such rights and remedies as may be provided for or allowed by law or in equity.

Section 9. Termination.

9.1. Terminating Events. The engagement of Manager hereunder may be terminated prior to the end of the term provided in Section 2 hereof upon the happening of any of the following events pursuant to the provisions described below:

(a)	Either Owner or Manager defaults under this Agreement and the non-defaulting party elects to terminate this Agreement as provided in Section 8 hereof.

(b)

The giving of a written notice of termination from Owner or Manager, as the case may be, to the other party hereto, in which event the engagement of Manager hereunder shall be terminated on the last day of the calendar month occurring at least thirty (30) days after the delivery such written notice.

(c)	This Agreement shall automatically terminate upon the sale or similar disposition of the Project, or a substantial portion thereof, to any person or entity.

(d)

In the event (i) any receiver, trustee, or custodian shall be appointed for all or any substantial part of the property or assets of Manager, (ii) Manager shall commence any voluntary proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency or other laws respecting debtor's rights, or (iii) an “order for relief” or other judgment decree by any court of competent jurisdiction is entered against Manager in any involuntary proceeding against Manager under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor's rights or any such involuntary proceeding shall be commenced against Manager and shall continue for a period of sixty (60) days after commencement without dismissal.

9.2. Effect of Termination. Upon the expiration or earlier termination of this Agreement, Manager shall immediately deliver to Owner or such other person as Owner shall designate, all materials, supplies, contracts, documents, files, books and records pertaining to this Agreement, and furnish all such information, take all such other action and cooperate with Owner as Owner shall reasonably require in order to effectuate an orderly and systematic termination of Manager's services, duties, obligations and activities hereunder. Further, upon any such termination (other than a termination by reason of a default by Manager), Manager shall render an accounting to Owner and Owner shall pay Manager all amounts then due hereunder through the date of termination, including any portion of the fees accrued and payable through such date and any reimbursements due to Manager as of such date.

Section 10. General Insurance Provisions.

10.1 Owner’s Insurance. Owner shall maintain or cause to be obtained, at its own expense and at all times during the term of this Agreement, insurance as follows:

(a)

Commercial Property Insurance that, when combined with any tenant's coverage provides replacement cost valuation coverage for “broad form” perils with policy limits of at least 100% of the full replacement cost of the buildings, improvements and personal property of Owner from time to time located on the Property. Owner reserves the right to self-insure against the risks covered by such insurance either in full or with deductibles/self insured retentions, as Owner deems appropriate.

(b)

Commercial General Liability Insurance and Umbrella Liability Insurance, written on an occurrence basis, with limits of not less than $5,000,000 combined for bodily injury and property damage liability. This policy will name Manager as an additional insured, and will be primary and will not seek contribution from coverage afforded under the policy described in Section 10.3(a) below. Owner reserves the right to self-insure against the risks covered by such insurance either in full or with deductibles/self insured retentions, as Owner deems appropriate. Should any self insured retention (“SIR”) or deductible be incorporated within the policy of insurance, the responsibility to fund such financial obligations shall rest entirely with Owner and the application of coverage within this SIR/deductible shall be deemed covered in accordance with the CGL form required.

10.2 Manager’s Insurance. Manager shall maintain, at its expense and at all times during the term of this Agreement, insurance as follows:

(a)

Commercial General Liability Insurance and Umbrella Liability Insurance, written on occurrence basis, with limits of not less than $5,000,000 combined for bodily injury and property damage liability. Should any self insured retention (“SIR”) or deductible be incorporated within the policy of insurance, the responsibility to fund such financial obligations shall rest entirely with Manager and the application of coverage within this SIR/deductible shall be deemed covered in accordance with the CGL form required; provided, however, in no event shall such SIR or deductible exceed $25,000.00.

(b)	Automobile Liability Insurance if applicable, covering both owned and non-owned vehicles, with limits of not less than $1,000,000, combined single limit for bodily injury and property damage.

(c)

Workers Compensation Insurance, as required by the law of the State where the Property is located, covering all Manager’s employees, and Employer’s Liability Insurance with limits of not less than $1,000,000 for bodily injury by accident and $1,000,000 for bodily injury by disease.

(d)

Commercial Crime and/or Employee Dishonesty Insurance, covering the activities of all of its employees who may handle or be responsible for monies or other property of Owner, with limits of not less than $1,000,000.

Certificate evidencing the renewal or replacement of all policies of insurance to be procured by Manager pursuant to this Section shall be delivered by Manager to Owner at least ten (10) days prior to the expiration of each respective policy term.

10.3 Waiver of Claims. Owner and Manager each waive any right of recovery against the other (and the respective officers, directors, partners, members and employees of each), for any loss or damage covered by any policy of insurance applicable to the Property, whether due to the negligence of Owner or Manager or their agents, contractors, officers, directors, partners, members or employees. If any property insurance policy provides that a waiver of subrogation may only be granted by endorsement, the party maintaining such policy shall secure an endorsement providing the waiver of subrogation.

10.4 Placement of Insurance. If requested in writing by Owner, with respect to the Property, Manager shall cause to be placed and kept in force all forms of insurance required by law or needed to protect Owner, including but not limited to, liability insurance, fire and extended coverage insurance, burglary and theft insurance, and boiler insurance.

10.5 Manager’s Indemnity. Without limiting any indemnity provided elsewhere in this Agreement, Manager shall indemnify, defend, protect and hold harmless Owner, its officers, directors, partners, members and employees from and against all claims, losses and liabilities (including all expenses and attorneys’ fees and including, but not limited to, damage to the property of Owner to the extent not covered under property insurance as required of Owner under Section 8.2 above) which arise out of (a) any breach of this Agreement by Manager, (b) any act of Manager which is outside the scope of Manager’s authority under this Agreement, or (c) the professional negligence, active negligence, recklessness, willful misconduct, fraud or criminal acts of Manager, or its employees, officers, agents or representatives, to the extent not covered by

Owner’s liability insurance

10.6 Owner’s Indemnity. Owner shall indemnify, defend, protect and hold harmless Manager and its officers, directors and employees from and against all claims, losses and liabilities (including all expenses and attorneys’ fees) which arise out of the performance by Manager of its obligations and duties hereunder unless the claim, loss or liability arises from (a) any breach of this Agreement by Manager, (b) any act of Manager which is outside the scope of Manager’s authority under this Agreement, or (c) the professional negligence, active negligence (except for Manager’s negligence which is covered under Owner’s general liability insurance), recklessness, willful misconduct, fraud or criminal acts of Manager or its employees, officers, agents, or representatives. With respect to claims (1) covered by the foregoing indemnity by Owner, but (2) not covered by Owner’s general liability insurance, Owner shall defend Manager through counsel of Owner’s choice, notwithstanding any allegation of negligence by the claimant against Manager or any of its employees, officers, agents or representatives, unless Owner determines, in good faith, that Manager or any of its employees, officers, agents or representatives has been negligent. In no event shall Owner be obligated to provide any defense against any allegation of recklessness, willful misconduct, fraud or criminal acts, but Manager may pursue obtaining defense or coverage that may become available to Manager under Owner’s general liability insurance, irrespective of such allegations. Manager shall reimburse Owner for all such reasonable costs of defense if it is determined by a final judgment of a court of competent jurisdiction that Manager or any of its employees, officers, agents or representatives has been actively negligent or reckless or has engaged in willful misconduct, fraud or criminal acts. If Manager is required to provide its own defense against any allegation of active negligence or recklessness, willful misconduct, fraud or criminal acts and if a final judgment of a court of competent jurisdiction determines that neither Manager nor any of its employees, officers, agents or representatives was actively negligent, reckless or engaged in willful misconduct, fraud or criminal acts, Owner shall reimburse Manager for its costs of defense.

10.7 No effect on Insurance. Nothing in this Article shall be deemed to affect any party’s rights under any insurance policy procured by such party or under which such party is an insured or an additional insured. It is the intention of the parties that Manager be included as an additional insured under Owner’s general liability policy to cover inherent and operational hazards associated with the Property. It is thus understood that if bodily injury, property damage or personal injury liability claims are brought or made against Manager or Owner, or both, based upon the alleged negligence of Manager in performing its services hereunder, which are covered by Owner’s general liability insurance, such coverage for Manager shall not be impaired, reduced or barred by the above indemnity provisions. All indemnities contained in this Agreement shall survive the expiration or termination of this Agreement.

10.8 Inclusion of Manager’s Subsidiary. The parties agree that, if Manager decides to place Property employees on the payroll of a subsidiary of Manager, the term “Manager” as used in this Article shall also apply to such subsidiary.

10.9 Claims Handling. Manager shall promptly investigate and shall report in detail to Owner all accidents and claims relating to the operation and maintenance of the Property and any damage or destruction to the Property and the estimated costs of repair, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. These reports shall be given to Owner promptly and in any case within (10) days after Manager becomes aware of the occurrence of any such accident, claim, damage, or destruction. Manager is not authorized to settle any claim against any party without the prior written consent of Owner.

Section 11. Environmental Risk Management.

(a)

Manager shall not place or cause to be placed on the Property, other than in the ordinary course of performing its obligations under this Agreement and in compliance with applicable law, any hazardous or toxic wastes or substances, as such terms are defined by federal, state or municipal statutes or regulations promulgated thereunder (collectively, “Hazardous Materials”). If Manager discovers the existence of any Hazardous Materials on the Property, Manager shall immediately notify Owner. If such Hazardous Materials were placed or caused to be placed on the Property by Manager other than in the ordinary course of performing its obligations under this Agreement and in compliance with applicable law, Manager shall, at its cost, diligently arrange for and complete the immediate removal thereof in accordance with applicable laws and Owner’s directions. Except as expressly provided herein to the contrary, Manager shall not be responsible for any Hazardous Materials present on the Property prior to the Effective Date hereof, unless deposited thereon by Manager, nor shall Manager be responsible for any Hazardous Materials brought onto the Property by any person or entity other than Manager. Manager shall immediately notify Owner of any notice received by Manager from any governmental authority of any actual or threatened violation of any applicable laws, regulations or ordinances governing the use, storage or disposal of any Hazardous Materials and shall cooperate with Owner in responding to such notice and correcting or contesting any alleged violation at Owner’s expense.

(b)

Owner acknowledges that Manager is not an environmental consultant and does not have expertise or qualifications in the field of Hazardous Materials. Therefore, with respect to any environmental conditions or issues pertaining to Hazardous Materials at the Property, Owner agrees that Manager and its officers, directors, agents, partners, shareholders and employees are not and shall not be deemed “operators” of the Property or any tenant operations therein or thereon (or have any comparable legal status) for purposes of any federal, state or local laws regarding Hazardous Materials. Furthermore, unless agreed to in a separate written document signed by Owner and Manager, Manager shall not be responsible for the storage, transportation, disposal, abatement, cleanup or removal of Hazardous Materials on, in or at the Property, except as expressly provided above.

(c)

Owner agrees to notify Manager if Owner becomes aware of the presence of any Hazardous Materials on, in or at the Property. Owner authorizes Manager to disclose to existing and potential tenants Owner’s information regarding the presence of Hazardous Materials on, in or at the Property.

Asbestos and Similar Compliance Matters. If the Property is subject to the Occupational Safety and Health Administration’s regulations relating to asbestos, or to any state law or regulation relating to asbestos (such as California’s Connelley Act) or to any state law or regulation relating to carcinogenic or toxic chemicals (such as California’s Proposition 65), Manager shall, at Owner’s expense, comply with such laws and regulations as they relate to the Property.

Section 12. Compensation of Manager.

In consideration of the services performed pursuant to this Agreement, Owner agrees to pay Manager at the rate specified in Exhibit A attached hereto and made a part hereof (the “Management Fee”). During the Term hereof, said Management Fee shall be payable monthly in arrears, on the tenth (10th) day of each calendar month. Manager may withdraw said Management Fee from the Operating Account for the Property and shall account for same.

Section 13. Assignment.

Manager shall not, without the prior written consent of Owner, which consent may be granted or withheld by Owner arbitrarily and in its sole judgment and discretion, assign any of its rights or delegate any of its duties, under this Agreement. In the event of a sale, transfer or assignment of Owner’s interest in the Building and the assumption by the purchaser, transferee or assignee of all of part of Owner’s remaining obligations hereunder, Owner shall be relieved of liability for the performance of Owner’s duties and obligations hereunder that are assumed by the purchaser, transferee or assignee.

Section 14. Nature of Agreement.

The rights and duties hereby granted to and assumed by Manager are those of an independent contractor only. Nothing contained herein shall be so construed as to constitute the relationship hereby created between Manager and Owner as that of employer/employee, principal/agent, a partnership, a joint venture or a joint agency.

Section 15. General Provisions.

15.1. Modifications; Waiver. No change, modification or waiver of this Agreement or any term or condition hereunder shall be valid or binding upon the parties hereto unless such change, modification or waiver shall be in writing and signed by the parties hereto.

15.2. Binding Effect. Subject to the provisions of Section 13 hereof, this Agreement shall be binding upon and enforceable against, and shall inure to the benefit of, the parties hereto and their respective legal representatives, transferees, successors and permitted assigns. Whenever the term “Owner” and “Manager” are used herein, they shall be deemed to mean and include Owner and Manager and their respective successors and assigns in the same manner and to the same extent as if specified each time such terms appear herein.

15.3. Duplicate Originals. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

15.4. Construction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas. The titles of the Sections herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

15.5. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the management and operation of the Building and is the complete and exclusive statement of the terms thereof, notwithstanding any representation or statement to the contrary heretofore made. This Agreement supersedes any prior understandings or agreements between the parties hereto with respect to the management and operation of the Building, and Manager shall have no claims for any commissions, fees or other compensation in respect to the Building except as hereinabove specifically set forth.

15.6. Notices. Any notice, demand, request, consent, approval or communication under this Agreement shall be in writing and shall be deemed duly given or made: (a) when deposited, postage prepaid in the United States mail, certified or registered mail with a return receipt requested, addressed to Owner or Manager (as the case may be) at the address of each shown below; or (ii) when delivered personally or by courier to Owner or Manager (as the case may be) at the address of each shown below. Either party may designate a different address for receiving notices hereunder by notice to the other party.

If to Owner:	Wells VAF – 330 Commerce Street, LLC
6200 The Corners Parkway, Suite 250
Atlanta, GA 30092
Attn: Asset Manager – South Region

If to Manager:	Wells Real Estate Services, LLC
6200 The Corners Parkway
Norcross, GA 30092
Attn: M. Scott Meadows, President

15.7. Section References. All references in this Agreement to Section numbers shall be deemed to be references to specific Sections of this Agreement unless otherwise expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers or representatives to execute and seal this Agreement as of the day and year first above written.

OWNER:

Wells VAF – 330 Commerce Street, LLC, a Delaware limited liability company

By: Wells Mid-Horizon Value-Added Fund I, LLC, a Georgia limited liability company, its sole member

By: Wells Investment Management Company, LLC, a Georgia limited liability company, its manager

	By:	/s/ Kevin A. Hoover

	Name:	Kevin A. Hoover

	Title:	President

MANAGER:

Wells Real Estate Services, LLC a Georgia limited liability Company

By:	Wells Management Company, Inc.

By:	/s/ M. Scott Meadows

Name:	M. Scott Meadows

Title:	President

EXHIBIT A

MANAGERS COMPENSATION AND SCHEDULE OF EMPLOYEES

330 Commerce Street

This Exhibit A is attached to and made a part of that certain Real Estate Property Management Agreement (the “Agreement”) dated as of the 1st day of November, 2010, executed between Wells VAF – 330 Commerce Street, LLC (“Owner”), and Wells Real Estate Services, LLC (“Manager”).

MANAGEMENT FEE

Owner shall pay Manager a Management Fee of $2,000.00 or 2.5%, whichever is greater, of the gross monthly income actually collected from the Property for the preceding month.

For all purposes hereof, “gross monthly income” shall mean the total gross monthly collections received from the Property, including, without limitation, rents (and any interest or penalties accrued thereon), and miscellaneous gross income items of Owner, as applicable; provided, however, “Gross monthly income” shall specifically exclude:

i. Interest paid on any depository accounts, including the Operating Account and any Security Deposit Account;

ii. Security deposits unless and not until such deposits are applied as rental income upon termination of a lease;

iii. Parking revenues when a third party operator is engaged, and termination payments, except to the extent of previously uncollected rent;

iv. Employee occupied units or spaces and space allocated or utilized for administrative purposes such as office use or model units;

v. Rents paid in advance of the due date until the month in which such payments are to apply as rental income;

vi. Monies collected for any capital items which are paid by tenants (such as tenant finish or other improvements); and

vii. Proceeds from a sale, refinancing, condemnation, hazard or liability insurance, title insurance, tax abatement awards of all or any portion of the Property, other than rental loss insurance payments.

Unless otherwise directed by Owner, Manager shall be entitled to withdraw its compensation pursuant to this Section directly from the Operating Account monthly in arrears, on the tenth (10th) day of each calendar month, except for the reporting period during which this Agreement is terminated, in which case Owner shall pay Manager the prorated fees due to Manager for the month of termination.

EXHIBIT A (Continued)

CONSTRUCTION MANAGEMENT FEE

In connection with construction projects (capital projects, new construction, tenant improvements, redevelopment, etc.) managed on behalf of the Owner, Manager shall be paid a Construction Management Fee for supervision of the project equal to a percentage of the hard and soft costs of the project as follows: a) 4% of the project costs up to $500,000; b) 3% of the project costs greater than $500,000, but less than $1,500,000; and, c) 2% of the project costs greater than $1,500,000. By way of example only, if the total project cost is $1,500,000, Manager would earn 4% on the first $500,000, and 3% of the remaining $1,000,000 of the project costs.

In connection with the Tenant Improvement projects managed on behalf of a Tenant, Manager may negotiate a fee directly with the Tenant. In connection with Tenant Directed Improvements managed by a Tenant, or a Tenant’s agent, Manager shall be paid by the Owner a Construction Management Fee for supervision of the project equal to one percent (1.0%) of the hard and soft costs.

SCHEDULE

(By Job Category and Wages)

This schedule is to be updated and submitted for Owner's approval prior to any of the following events occurring: (i) employment of new personnel or termination of existing personnel for the Premises, (ii) any change in compensation and/or fringe benefits or employee burden, (iii) annually upon approval of the operating budget for the next year, or (iv) any change in the onsite cost allocation percentage (personnel or otherwise) between the Premises and other properties managed by any of the onsite staff.

Effective Date: 11/1/10

2011 CMT ADMINISTRATION PAYROLL

EMPLOYEE	2011 SALARY	BONUS	OH	2011 Total

LINDA MEDLIN	$4,564.61	$1,750.00	35.0%	$8,524.73
DEE BLANTON	$4,371.40	$1,000.00	35.0%	$7,251.39

TOTAL	$8,936.01	$2,750.00		$15,776.12

Note: COE is subject to change

Owner agrees to reimburse Manager for Real Estate Manager’s allocations reflected above and for the costs attributable to the engineering personnel who are approved in the Annual Budget or updated from time to time by the mutual agreement of the Owner and Manager.

EXHIBIT B

CASH MANAGEMENT, ACCOUNTING POLICIES & REPORTING

CASH MANAGEMENT

Manager shall adopt and help implement Owner’s cash management plan for the Property. All bank accounts, bank balances, bank statements, advices, paid checks, blank checks and other related records established under the cash management plan shall be the sole property of Owner. Owner shall be responsible for the payment of all bank service charges and fees.

ACCOUNTING POLICIES

Manager shall use the accrual method of accounting with GAAP adjustments shown below:

•	Straight-Line Rent Adjustment– Record straight-line rent over the entire lease period on a lease by lease basis

•	Free Rent Adjustment – Recognize any Free Rent as part of the straight-line rent calculation on a lease by lease basis

•

Capitalization Policy – Capitalize any expenditure that replace, improve, or otherwise extend the economic life of an asset in excess of $5,000 for any given project. This includes tenant improvements and lease acquisition costs (leasing commissions, space planning fees, legal fees, etc) that are in excess of $5,000

•	Depreciation Expense – Record monthly depreciation expense on a straight-line basis over the estimated useful life of a given asset

•	Amortization Expense – Record monthly amortization expense on a straight-line basis over the life of the lease for which the cost was incurred

REPORTING

Monthly:

•	Executive Summary (operations, leasing, capital, tenant/market issues, other)

•	Balance Sheet

•	Income Statement

•	Trial Balance - Month Activity

•	Trial Balance - YTD Balances

•	General Ledger

•	Copies of all bank statements & reconciliations.

•	Aged Delinquencies Report

•	Check Register

•	Rent Roll

•	Schedule of Capital Additions.

•	Schedule of Depreciation

•	Schedule of Tenant Security Deposits

EXHIBIT B (Continued)

•	Support Schedules for Asset & Liability accounts (Accrued Receivables, Prepaid Expenses, Other Assets, Accrued Operating Expenses, Accrued Real Estate Taxes, Accrued Interest, Other Liabilities, etc.)

•	MTD & YTD variance report with explanations

•	All reports should be provided using the Wells Chart of Accounts

Timing for January-November of Each Year:

•	Close property level records on the 15th of each month (this would mean an accrual for 15 days worth of revenues and expenses)

•	Transmit electronic file on the 21st of each month (or the next business day if the 21st falls on a weekend)

•	Full accounting package due on the 21st of each month (or the next business day if the 23rd falls on a weekend)

•	Submit list of any material accrual adjustment that may have been missed on the last business day of each month

December of Each Year

•	Close property books on the 10th of the month (this would mean an accrual for 20 days worth of revenues and expenses for the month of December)

•	Transmit electronic file on the 15th of December (or the next business day if the 15th falls on a weekend)

•	Full accounting package due on the 21st of December (or the next business day if the 21st falls on a weekend)

•	Submit list of any material accrual adjustment that may have been missed on the last business day of the month

Quarterly

•	Reforecast information is due to the Asset Manager within 35 days after each quarter end as follows:

Quarter	Due Date
1st Quarter Reforecast	February 5
2nd Quarter Reforecast	May 5
3rd Quarter Reforecast	August 5
4th Quarter Reforecast	November 5

EXHIBIT B (Continued)

Annually

•	Annual asset management plans and property budgets are due by September 1st of each year. Each plan must contain at a minimum:

•	Full year detail budget in Wells Accounts

•	Comparison of Current Year Reforecast to Current Year Budget & the New Budget with detailed variance explanations

•	Major leasing assumptions

•	Detail schedules for all revenue and expense items with assumptions

•	Detail of Capital Expenditure Plan